UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
September 28, 2010
Date of Report (Date of earliest event reported)

CLEARWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-34196	56-2408571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Carillon Point, Kirkland, WA	98033
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (425) 216-7600
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 28, 2010, Keith O. Cowan, Steve Elfman, and Daniel R. Hesse informed Clearwire Corporation (the “Company”) of their decision to resign from their positions on the Company’s Board of Directors, effective immediately. Messrs Cowan, Elfman and Hesse are all officers of Sprint Nextel Corporation (“Sprint”), the Company’s majority shareholder, and all three directors were nominated to their positions by Sprint pursuant to the Equityholders’ Agreement dated November 28, 2008 by and among the Company, Sprint, Intel Corporation, Google Inc., Comcast Corporation, Time Warner Cable Inc., Bright House Networks LLC, and Eagle River Holdings, LLC (the “Equityholders’ Agreement”). The Company was informed by Sprint that the directors’ decisions to resign were made out of an abundance of caution to address questions raised by Clearwire regarding new developments in antitrust law, such as the recent Supreme Court decision in American Needle, Inc. v. National Football League that may affect how the Clayton Act would apply.
The terms of the Equityholders’ Agreement remain unchanged and Sprint has informed the Company that it is reserving its right under the Equityholders’ Agreement to nominate additional directors to replace those who resigned. Pursuant to the Equityholders’ Agreement, the Company’s Board structure allows for 13 members, seven of which Sprint has the right to appoint. The remaining four directors nominated to the Board by Sprint remain unchanged. Until the resigning directors are replaced, any action requiring a “supermajority” vote under the terms of the Equityholders’ Agreement will require unanimous approval of all ten remaining directors. All other matters will continue to require a majority vote; until replacement directors are appointed, six of ten votes will be required for approval. The Form 8-K filed by the Company on December 1, 2008 contains a copy of the Equityholders’ Agreement.
Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.
     (d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release dated September 30, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEARWIRE CORPORATION
Dated: September 30, 2010	By:	/s/ Broady R. Hodder
Broady R. Hodder
Senior Vice President and General Counsel